Exhibit 10.1

Execution Copy

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the “Agreement”) is made as of this 20th day of March, 2009 (the “Effective Date”), between OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (“Borrower”) and AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality (“Lender”).

RECITALS

A.                                    The Borrower is indebted to Lender under the following promissory notes (collectively, the “Notes”):

(i)                           A Construction and Term Note dated March 28, 2007 in the original principal amount of $35,000,000.00 (“Note One”);

(ii)                        An Amended and Restated Term Revolving Note dated June 23, 2008 in the original principal amount of $6,000,000.00 (“Note Two”);

(iii)                     An Amended and Restated Revolving Line of Credit Note dated June 23, 2008 in the original principal amount of $6,000,000.00 (“Note Three”), Note Three matures and is due and payable in full on March 30, 2009.

B.                                    The Borrower’s obligations to the Lender are further evidenced by an Amended and Restated Master Loan Agreement dated as of June 23, 2008; a First Supplement to the Master Loan Agreement (Construction and Term Loan) dated as of March 28, 2007 (the “First Supplement”); an Amended and Restated Second Supplement to the Master Loan Agreement (Term Revolving Loan) dated as of June 23, 2008 (the “Second Supplement”); and a Second Amended and Restated Third Supplement to the Master Loan Agreement (Revolving Line of Credit Loan) dated as of June 23, 2008 (the “Third Supplement”) between Borrower and Lender (collectively, the “Loan Agreement”).

C.                                    The loans evidenced by the Notes and the Loan Agreement (the “Loans”) were made by Lender to Borrower for the purpose of constructing and operating an ethanol production facility in or near Fergus Falls, Minnesota (the “Project”).

D.                                    As collateral for the Notes, the Borrower has granted to Lender (among other things):

(i)                           a Mortgage, Security Agreement and Assignment of Rents and Leases dated March 28, 2007 and recorded in the Office of the County Recorder of Otter Tail County on March 30, 2007, as Instrument No. 1016602 and as amended and restated by that certain Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated June 23, 2008, and recorded in the Office of the County Recorder of Otter Tail County on June 27, 2008, as Instrument No. 1041045 (collectively, the

“Mortgage”) under which Lender has a lien in certain real property in Otter Tail County, Minnesota, as further described in the Mortgage (the “Real Property”);

(ii)                        security interests in all of the assets of the Borrower, including without limitation, inventory, chattel paper, accounts, equipment, general intangibles, deposit accounts, and commodity accounts, (collectively, the “Collateral”) pursuant to the provisions of a Security Agreement dated March 28, 2007 (the “Security Agreement”); and

(iii)                    collateral assignments of all material contracts related to the Project, including, without limitation, construction agreements, ethanol and distillers grains marketing agreements; and grain procurement contracts (collectively, the “Assignments”).

E.                                      The Loan Agreement, the Notes, the Mortgage, the Security Agreement, the Assignments and all other documents evidencing the obligations of the Borrower under the Loans are referred to in this Agreement as the “Loan Documents.”

F.                                      The Loans were part of a series of finance arrangements the Borrower entered into to finance the Project, and as a result, Lender entered into an Intercreditor Agreement dated as of March 28, 2007, which is currently represented by an Amended and Restated Intercreditor Agreement dated as of June 4, 2008, between Lender and other of Borrower’s financing sources (the “ICA”).

G.                                    The Borrower has failed to (i) make the payments due on February 1, 2009 and March 1, 2009, and (ii) maintain an adequate borrowing base to support the advances under Note Three. As a result of the Borrower’s defaults, Lender has the option to declare the Notes fully and immediately due and payable without defense or right of setoff.

H.                                    As a result of these defaults, the Borrower has requested that the Lender forbear from i) declaring the Notes fully and immediately due and payable, ii) from exercising its enforcement and collection rights, and iii) from undertaking or allowing certain matters pursuant to the ICA and allow the Borrower an opportunity to restructure the indebtedness owed Lender.

I.                                         In consideration of the facts set forth in these Recitals, which the parties agree are true and correct, and in consideration for entering into this Agreement, the Lender is willing to grant such forbearance upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.                                      Acknowledgment of Default.   The Borrower acknowledges due execution and delivery of the Loan Agreement, Notes, Mortgage and Security Agreement and acknowledges that the same are valid and enforceable by the Lender against the Borrower in accordance with their terms.  The Borrower acknowledges that it is in default under the Loan Documents

2.                                      Acknowledgment of Debt.  The Borrower acknowledges that, as a result of the defaults of the Borrower, Lender has the option to declare that the indebtedness evidenced by the Notes is, absent the provision of this Agreement, due and payable without any claims, defenses, counterclaims, offsets, and/or cross-complaints, or demands of any kind or nature whatsoever.  The Borrower further acknowledges that the principal balance and accrued and unpaid interest owed on each of the Notes as of March 13, 2009, is as follows:

Note	Outstanding Principal Balance as of March 13, 2009	Accrued Interest as of March 13, 2009	Late Charges as of March 13, 2009	Total Principal, Interest, and Late Charges as of March 13, 2009

Term Note	$28,806,137.30	$217,135.25	$64,069.08	$29,087,341.63
Term Revolving Note	$6,000,000.00	$45,421.52	$13,150.40	$6,058,571.92
Revolving Line of Credit Note	$6,000,000.00	$45,421.53	$13,150.40	$6,058,571.93
TOTAL	$40,806,137.30	$307,978.30	$90,369.88	$41,204,485.48

In addition to said principal and interest balances, the Lender has incurred, and will continue to incur, costs and legal expenses as a result of the Borrower’s defaults under the Loan Documents which amounts are, in accordance with the terms of the Loan Documents, due and payable by the Borrower.

3.                                      Forbearance Period.  Beginning on February 1, 2009, and ending on the earlier of an Event of Default (as defined below) or April 30, 2009 (the “Forbearance Period”), provided that the Conditions Precedent set forth below have first been satisfied and Borrower complies with the terms of this Agreement, the Lender agrees (i) it will not declare a default under the Loan Documents or enforce any remedies available to it under the Loan Documents or applicable law on account of the Borrower’s defaults; (ii) it will not consent to the undertaking of any Remedial Action by NMF, the County, or the Trustee (as such terms are defined in the ICA), nor will Lender provide any notice of default and/or acceleration pursuant to Section 4 or Section 7.1 of the ICA; (iii) that the Borrowing Base shall be deemed to have been increased to the lesser of $6,000,000 or the sum of 100% of the Borrower’s Eligible Accounts Receivable and 100% of Borrower’s Eligible Inventory; (iv) that the passing of the maturity date of Note Three without payment in full on such date shall not be an Event of Default during the Forbearance Period;  and (v) failure to comply with the financial covenants set forth in Sections 5.01(d), (e), (f) and (g) of the Loan Agreement will be excused.  Notwithstanding any of the terms of this Agreement, Lender may provide Borrower with a distressed loan notice pursuant to regulations of the Farm Credit Administration (the “Distressed Loan Notice”).

4.                                      Conditions Precedent.  As conditions precedent to the Lender’s and forbearance, as set forth in the preceding paragraph, the following agreements, documents, and other items shall have been executed and/or delivered to the Lender, and the following events shall have occurred:

a.                                       Execution and Delivery of Agreement.  The Borrower shall have executed and delivered to the Lender this Agreement and any other documents and agreements ancillary or incident hereto.

b.                                      Other Documentation.  The Borrower shall have obtained and delivered to the Lender any and all further documentation reasonably requested by the Lender.

c.                                       Title Insurer Approval.  This Forbearance Agreement has been reviewed by First Minnesota Title and Abstract, LLC and Lawyers Title Insurance Corporation and AgStar has received approval of the forbearance and assurances of the continued full effectiveness of the lenders title insurance coverage extended to Lender thereunder.

5.                                      Payment of Interest, Late Fees and Principal During Forbearance Period.  Interest shall continue to accrue on the unpaid principal balance of the Notes at the rates provided in the Loan Documents.  All unpaid principal, accrued interest (including, as applicable, interest at the Default Rate specified in the Loan Documents), late fees, and all costs and expenses incurred by Lender in connection with the Loans, including, without limitation, reasonable attorneys’ fees, shall be deferred but shall otherwise be paid in full on or before May 1, 2009.   Interest at the Default Rate shall be deferred until the end of the Forbearance Period, provided that if the Borrower satisfies all of the obligations of this Agreement in compliance with this Agreement, the Lender agrees to reduce the interest rate retroactive February 1, 2009, to the rate that would otherwise have been in effect on the Loans from time to time but for the application of the Default Rate.

6.                                      Other Obligations During Forbearance Period.  During, and with respect to the obligation set forth in paragraph c, below, during and after the Forbearance Period, the Borrower shall:

a.                                       Deliver the Borrowing Base Certificate required by Section 14 of the Third Supplement within 10 days after the end of each calendar month;

b.                                      Deliver all reports required by Sections 5.01(c)(ii) and (vii) of the Loan Agreement within 20 days after the end of each calendar month; and

c.                                       Use its best efforts to complete its pending equity offering on or before May 31, 2009, or such other date as mutually agreed upon by the Borrower and the Lender, upon review of the Borrower’s bi-weekly report to Lender on such offering and such other documents and reports as requested by the Lender regarding the same.

7.                                      Management Review.  Lender shall, in its sole discretion but at the sole expense of Borrower, retain an independent management and operations consultant to conduct a complete review of Borrower’s risk management, marketing, operations and financial systems and procedures.  The Borrower shall be permitted an opportunity to provide Lender with suggestions as to the scope of operations review, and have the opportunity to provide feedback on consultants proposed to be engaged; provided that Lender shall retain the sole discretion to direct the scope of review and select the consultant(s).  Such consultant shall provide Lender with a written report summarizing its findings and recommendations on or before April 15, 2009.   Borrower shall cooperate and assist any such consultant selected by Lender, including, but not limited to permitting access to its facilities and offices and to the books, records and reports related to the operation of the Borrower’s business, wherever located.

8.                                      Other Terms.

(a)                        Management of Business.  The Borrower acknowledges that it is the obligation of Borrower, acting through its duly authorized representatives, to manage the ongoing business of the Borrower and that Lender has not participated in or directed any of the management of the Borrower.

(b)                       Inspection.  The Borrower agrees that Lender and/or its agents, employees and representatives may conduct such on-site inspections regarding the Project as they may, in its sole discretion, deem appropriate, subject to the Borrower’s ordinary and usual practices concerning confidentiality and trade secrets.

(c)                        Disclosure to Other Lenders.  The Borrower hereby authorizes and agrees Lender may disclose the terms of this Agreement, as well as the Distressed Loan Notice, to MMCDC New Markets Fund II, LLC, U.S. Bank, National Association and Otter Tail County.

9.                                      Events of Default.  For purposes of this Agreement, “Event of Default” means (a) any Events of Default under the Loan Documents first occurring after the Effective Date, or at any prior date but regarding which the Lender did not have actual knowledge (excluding Events of Default relating to the matters for which forbearance is provided hereunder), or (b) the occurrence of any one or more of the following:

(a)                                  Payment Defaults.  Borrower shall fail to pay, when due, any amounts required to be paid hereunder, including any amounts owed on the expiration of the Forbearance Period.

(b)                                 Nonmonetary Defaults. Borrower shall fail to observe or perform any covenant, condition, or agreement to be observed or performed by them under this Agreement for a period of five (5) days after written notice, specifying such default and requesting that it be remedied.

(c)                                  Bankruptcy.  Any party to this Agreement shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy law or under any similar federal or state law, or shall have an order for relief pursuant to 11 U.S.C. § 303 entered in any such proceeding brought by any other creditor, or shall make a general assignment for the benefit of their creditors.

(d)                                 Creditor Proceedings.  The commencement of foreclosure or other proceeding to obtain possession of the Real Property and/or the Collateral, whether by judicial proceeding, self help, repossession, garnishment, execution or any other method, by any creditor of the Borrower.

(e)                                  Protective Advance.  The Lender makes a protective advance under this Agreement or the Loan Documents.

10.                               Remedies.  Upon the occurrence of an Event of Default (i) the entire unpaid balance of the Loans, including all unpaid principal, accrued interest, default charges and costs and expenses incurred by Lender in connection with the Loans, including attorney fees shall be immediately due and payable by Borrower, (ii) the Forbearance Period shall, at the option of Lender, terminate and Lender may, in its sole discretion, and without further demand or notice to Borrower, protect and enforce all of its legal, contractual and equitable rights and remedies under the Loan Documents or this Agreement, (iii) the Lender may apply all amounts that Borrower has on deposit with the Lender, including, without limitation, all escrowed funds, to the payment of the outstanding principal balance, accrued interest, default charges, and the costs and expenses of collection, including attorneys’ fees, in such order as Lender may deem appropriate, and (iv) the Lender may seek, and Borrower shall not object to, the appointment of a receiver for the Real Property and the Collateral.  Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

11.                               Waiver and Release.  To the extent any claims or defenses may exist, Borrower, on behalf of themselves and their respective successors and assigns, hereby forever and irrevocably release Lender and its officers, representatives, agents, attorneys, employees, predecessors, successors, and assigns, from any and all such claims and defenses, whether known or unknown arising out of any acts or omissions occurring prior to the date of this Agreement (including without limitation, those relating to late fees currently outstanding or previously paid), provided that Borrower does not waive any rights afforded it hereunder.

12.                               Effect of Agreement.  Except as expressly provided in this Agreement, the Loan Agreement, the Notes, the Mortgage and the Security Agreement remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to: (i) impair the validity, perfection or priority of any security interest or lien securing the Loans; (ii) waive or impair any rights, powers or remedies of the Lender under the Loan Agreement, the Notes, the Mortgage or the Security Agreement; or (iii) constitute an agreement by the Lender or require it to extend the Forbearance Period, or grant additional forbearance periods.

13.                               Representations and Warranties.  The Borrower represents and warrants to AgStar and Lender as follows:

13.1         Borrower.  The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations.  The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents and this Agreement.

13.2         Execution.  The execution, delivery and performance by the Borrower of the this Agreement is within the Borrower’s powers, has been duly authorized by all necessary action, does not contravene:  (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and does not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms of the Loan Documents) upon or with respect to any of its respective properties.

13.3         Enforceability.  This Agreement is, and each of the Loan Document to which the Borrower is a party are, or when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

13.4         Litigation.  Except as specifically disclosed in writing to the Lender, there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower.  As of the date of this Agreement, there are no outstanding judgments against the Borrower.

14.                               Miscellaneous.

14.1         Recitals Incorporated.  The Recitals set forth at the beginning of this Agreement are deemed incorporated herein, and the parties hereto represent they are true, accurate and correct.

14.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

14.3         Severability.  If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from the remainder of such agreement and the validity, legality and enforceability of the remaining provisions shall not be adversely affected or impaired thereby and shall remain in full force and effect.

14.4         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

14.5         Entire Agreement.  This Agreement and the Loan Documents set forth the entire agreement between the parties pertaining to the transactions contemplated by this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the party against which enforcement is sought.

14.6         Revival.  If the incurring of any debt or any payments of money or transfers of property made to the Lender by or on behalf of the Borrower contemplated by this Agreement or the Loan Documents (collectively, the “Transfer”) should for any reason subsequently be declared to be “voidable” or “avoidable” within the meaning of any state or federal law relating to creditor’s rights, including , without limitation, as fraudulent transfers, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason under the Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any Transfer, or the amount of any portion thereof, or upon the advice of its counsel is advised to do so, then, as to any such amount repaid or restored (including reasonable costs, expenses and attorneys’ fees of the Lender related thereto), the liability of the Borrower shall automatically be revived, reinstated and restored and shall exist as though such Transfer had never been made.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered as of the date and year first above written.

AGSTAR FINANCIAL SERVICES, PCA,		OTTER TAIL AG ENTERPRISES, LLC,
a United States instrumentality,		a Minnesota limited liability company

By	/s/ Ron Monson	By	/s/ Anthony Hicks
	Ron Monson		Anthony Hicks
	Its: Vice President		Its: Chief Executive Officer